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                                                                    EXHIBIT 99.2

AMERICAN ORIENTAL BIOENGINEERING INC.
FOURTH QUARTER AND FULL YEAR 2006 FINANCIAL RESULTS
MARCH 12, 2007

OPERATOR: Good day, ladies and gentlemen. Thank you for holding. Welcome to the American Oriental Bioengineering Incorporated's Fourth Quarter Full Year 2006 Financial Results conference call. At this time all participants are in a listen only mode. Following the presentation, we will conduct a question and answer session. Instructions will be provided at that time to queue for questions.

         I would now like to remind everyone that today's conference is being recorded and I would like to turn the conference over to Mr. Bill Zima with Integrated Corporate Relations. Please go ahead, sir.

BILL ZIMA: Thank you and welcome everyone to AOB's 2006 Fourth Quarter conference call. On our call today is Tony Liu, Chairman and Chief Executive Officer, Miss Lily Li, Chief Operating Officer and Acting CFO, Wilfred Chow, Vice President of Finance and Flora Hua, who is the Company's controller.

         Before we get started, I would like to mention that this conference call may contain in addition to historical information, forward looking statements about AOB within the meaning of the Federal Securities Laws. Forward looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements other than the statements that are historical in nature. These forward looking statements are based on current management's expectations and are subject to risks and uncertainties that may result in expectations not being realized and may cause actual outcomes to differ materially from the expectations reflected in these forward looking statements. Potential risks and uncertainties include products and services demand acceptances, changes in technology or economic conditions, the impact of competition and pricing, the impact of government regulation and other risks contained in the statements filed from time to time with the SEC. All such forward looking statements whether written or oral, whether made by or on behalf of the Company, are expressly qualified by the cautionary statements and/or other cautionary statements which the accompany the forward looking statements. Because forward looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on these. Forward looking statements that are made during this conference call speak only to the date and all oral and written forward looking statements are qualified by these statements. For more information on this matter, we encourage you to review the Company's most recent 10K filing.

         With that out of the way, I would no like to turn the call over to Tony Liu and Wilfred Chow, who will translate on behalf of Tony.

TONY LIU:         (Chinese spoken)


WILFRED CHOW: Good afternoon and thank you for joining us for our fourth quarter 2006 quarterly conference call. I'd like to provide you with a strategic overview of our business. Lily Li will then discuss our accomplishments over the course of the 2006 fiscal year. Wilfred Chow will then take you through our financial results and Lily will conclude by discussing some of our strategic initiatives and will provide you with our financial forecast for the first quarter and the fiscal year 2007

TONY LIU:         (Chinese spoken)


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WILFRED CHOW: We are pleased to be reporting our best results ever as a public company, achieving record revenue and net income for the fourth quarter and full fiscal year. Our strong financial performance was a result of continued demand for our core plant-based pharmaceutical and nutraceutical products as well as from the contributions of the two acquisitions we made during 2006.

TONY LIU:         (Chinese spoken)

WILFRED CHOW: I am pleased to say that we successfully rolled out new products to the marketplace, dramatically expanded our distribution channels and improved to our cost structure. These efforts bolstered our leading market position and continued to enhance our margin performance.

TONY LIU:         (Chinese spoken)

WILFRED CHOW: We have several strategic initiatives in 2007, the most important of which is to develop the number of products in our portfolio. We intend to pursue this goal through the launch of new products and product line extensions as well as through our pursuit of acquisitions.

TONY LIU:         (Chinese spoken)

WILFRED CHOW: We'll also embrace innovation and technology. For example, we will make a concerted effort to strengthen the quality our research and development team with additional researchers and scientists; we will increase our intellectual property in China through new patents and we intend to register our intellectual property internationally as well. On the technology side, we also expect to embrace changes in manufacturing technology which can ultimately strengthen our market position.

TONY LIU:         (Chinese spoken)

WILFRED CHOW: We believe our strategic initiatives will further AOB's position as a branded cultivator and acquirer of leading consumer healthcare products. We are proud of the work we have accomplished in 2006 and believe we have set the right foundation for continued growth in 2007 and beyond.


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TONY LIU:         (Chinese spoken)

WILFRED CHOW: Wilfred and Lily will provide additional details about the quarter, and then we will be happy to answer questions. Thank you.

LILY LI: Thank you Tony. As we look at the performance of the company both operationally and financially over the past year, we have made great strides to increase the size and scale of our operations in China.

         We successfully completed two acquisitions which resulted in strong sales and a dramatically improved cost structure. The HQPL acquisition that closed in July substantially broadened our points of distribution and allowed us to sell our products throughout all regions of China. We acquired this business for a very good price and this acquisition saved us a substantial amount of time and money building and expanding our distribution from the ground up. We are pleased with its performance as well as its contribution to our revenue and earnings performance in the second half of the fiscal year.

         In April, we acquired the GLP business and its product portfolio that includes the Jinji Series of gynecological products. This addition has expanded our product line, increased our distribution channels, and greatly enhanced our women's health product portfolio. The improvements we have made to the business in just eight months of operations have been significant to our overall results. Total sales in this business have increased from approximately $10 million in fiscal 2005 to $20 million in just eight months of 2006. I am very pleased to say that we materially exceeded our internal estimates for this business. There were also significant cost savings enacted at GLP as we streamlined this business and this helped our profitability company-wide.

         Our products can now be found in over 100,000 distribution points, which include hospitals, pharmacies, clinics, retail outlets and to independent sellers who act as resellers. We'll continue to enhance this important network that we have and during the year we expanded our sales to over 700 professionals who are responsible for servicing these points of distribution and monitoring the overall market environment.

         In December we completed the relocation of our corporate headquarters to Shenzhen, in southern China, near Hong Kong. This move is part of our company's long term growth strategy that will allow us to broaden our presence in the marketplace and better manage our expanding operations. It will also put us in a better position to survey the competitive landscape and evaluate potential acquisitions.

         Our company has also been actively involved with new business initiatives that can serve us well in the future with respect to our brand position. This past November, we were pleased to announce AOBO's participation in a government sponsored program to enhance the development of plant-based pharmaceutical products in order to promote their benefits not just within China, but also potentially abroad as well. Two of our products, the Cease Enuresis Soft Gel and our Jinji Gel were chosen for this highly selective


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program after undergoing a rigorous review process. Our collaboration with the
Chinese government highlights the quality of our products and further demonstrates our leadership in the plant-based category.

                  We are pleased that the success of our business culminated in our successful listing on the New York Stock Exchange. This was a proud moment for our company. We are proud to be the first Traditional Chinese Medicine company listed on this prestigious exchange.

         At this point I would like to turn the call over to Wilfred who will review our quarterly and annual financial results.

WILFRED CHOW:     Thank you, Lily.

         For the fourth quarter, net sales increased 107.1% to $40.9 million compared to $19.8 million in the prior year period. Sales of our plant-based pharmaceutical products increased 159.2% to $31.5 million compared to $12.1 million in the fourth quarter of the prior year. Our leading PBP products included the Shanghuanglian Injection Powder, Cease Enuresis Soft Gel, UrinStopper Patch and the Jinji Series from our GLP acquisition.

         Fourth quarter sales of our plant-based nutraceutical products increased 28.4% to $9.8 million compared to $7.6 million in the prior year. This increase was fueled by strong sales of our Protein Peptide series.

         Gross profit for the fourth quarter increased 116% to $27.2 million compared to $12.6 million in the prior year. Gross profit margin for the fourth quarter increased 250 basis points to 65.9% compared to 63.7%. This increase in gross margins was primarily due to a reduction in the cost of goods sold as a percentage of overall revenues as well as from improved operating efficiencies across our PBP and PBN businesses.

         Selling and marketing expenses increased to $3.0 million, or 7.2% of sales, in the fourth quarter compared to $1.2 million, or 5.9% of sales, in the prior year as the company increased the total number of employees and compensation to support overall revenue growth. General and administrative expenses decreased 120 basis points to 9.5% of sales compared to 10.7% as payroll and professional fee expenses declined as a percentage of total revenue.
         Fourth quarter advertising expenses to $6.3 million from $3.1 million and this was in line with our traditional level of fourth quarter advertising expenditure at roughly 15% of net sales.

         Operating income for the fourth quarter increased to $13.6 million compared to $6.2 million in the comparable quarter last year. Operating margin increased 180 basis points to 33.2% compared to 31.4% in the prior year. This increase was due primarily to the significant increase in annual revenue growth and increased gross margin, offset by higher selling and marketing expenses.


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         Net income more than doubled to $10.9 million, or $0.17 per diluted share, compared to $4.2 million, or $0.10 per diluted share, in the prior year period.

         The income tax rate for the company in the fourth quarter decreased to 18.1% compared to 26.2% in the prior year. This decrease was a result of increased revenues stemming from our GLP acquisition, which enjoys a 0% tax rate for the first 2 years beginning with the close of this acquisition in April 2006.

         For the fiscal year 2006, net sales more than doubled to $110.2 million compared to $54.7 million in the prior year. Gross profit more than doubled to $71.9 million compared to $34.2 million. Gross margin increased 270 basis points to 65.2% compared to 62.5% last year. Net income increased 117.5% to $29.2 million compared to $13.4 million. Diluted earnings per share increased to $0.46 compared to $0.31 last year.

         Looking at the balance sheet, we continued to see improvement at the end of the fourth quarter. Our cash position increased to $87.8 million compared to $71.9 million at the end of the third quarter of 2006 and $57.5 million at year end 2005. We closed the quarter with total debt of $11 million.

         Fourth quarter inventory increased to $10.7 million compared to $4.9 million in the prior year. The increase in inventory was a result of the company's efforts to support continued growth.

         Accounts receivable increased to $11.1 million compared to $8.2 million. DSO's decreased to 32 days from 46 days at the end fiscal year 2005.

         Cash flows from operations improved to $29.1 million compared to $11.4 million in the prior year primarily due to the significant increase in net income. Our working capital increased to $92.3 million compared to $66.9 million in the prior year.

         I will return the call back to, over to Lily.

LILY LI: Thank you, Wilfred.

         As we look to 2007, we intend to focus and expand on many of the initiatives that made us successful in 2006. We will continue to market and promote our leading brand and this will allow us to further capitalize on growth and solidify our market position. In short, we intent to remain the leader and capture share in the market. Our branding and marketing strategies play an important role in these efforts. We will also continue to look for ways to develop new products and introduce product line extensions through the year. Although this is important to our strategy we'll make our moves when the timing is right. Our Yi Mu Cau launch, which is an extension of the Jinji brand, exemplifies our ongoing strategy and we intend to build on the success of AOBO's established, recognized and trusted brands.


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         The expansion of our distribution network is another initiative for our business in 2007. Expanding our distribution will drive sales for both existing products as well as for new product launches. We believe we have the opportunity to expand our channels of distribution in China beyond our 100,000 points of distribution.

         We are making strategic investments in our business to ensure our competitive advantage and ability to grow efficiently. Innovation is key to our business, especially in R&D, and we'll continue to hire more researchers and scientist to advance our cause in the field. We also intend to preserve and further expand our intellectual property both domestically and internationally --so we'll expand the number of people working in this area and have them focus on registering our intellectual property worldwide. In addition, we will also invest in new technology and equipment to increase our production capacity and improve overall efficiency. AOBO will remain committed to continued innovation as it will enhance our overall performance in the future.

         On the topic of acquisitions, we have nothing imminent to announce but we are evaluating a variety of opportunities. We are a patient team and we will wait for the right opportunities for our business. Similar to our most recent acquisitions, we will make any purchases carefully and with a clear emphasis on driving value for our shareholders.

                           I would like to provide you with some financial
guidance for our upcoming 2007 fiscal year. For the first quarter of fiscal 2007, the Company anticipates sales to be in the range of approximately $24 to $25 million, which represents year over year growth of approximately 32%. We expect diluted earnings per share of approximately 10 Cents. This is based on approximately 66.5 million diluted shares outstanding. Please keep in mind the following as you consider our first quarter financial guidance. The first quarter is traditionally the weakest of the year due to seasonality. The first quarter of 2006 was exceptionally strong as we benefited from the HSPL acquisition and sales of Cease Enuresis. Our revenue growth rate will overwhelmingly reflect the GLP business, which is growing off a smaller base than the rest of the business and which is much less seasonal than our other core products.

                           In addition to our revenue growth rate, we are
growing off a much larger base than we were previously. We have received some anecdotal feedback that the end user has become slightly more cautious on the intake of pharmaceutical products in general due to recent press reports on the scandal in the SFDA. This may have left some sales on the table for some of our pharmaceutical products in the first quarter, but our consolidated growth rate for Q1 and the full fiscal year indicate that the demand for our TCM products will remain very healthy.

                           We'll keep you informed about the issues at the SFDA
when necessary but we continue to be confident that they do not impact AOBO's product legality directly and we feel pretty strongly that ultimately we will benefit as consumers migrate to brands that they trust. Because we believe this issue is near-term in nature, we are comfortable giving you full year revenue guidance today.


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         We urge you to focus on our full year expectations for 2007 for which we expect to increase sales at least 30% and to be in the range of $143 to $147 million. Over the long term, we believe there are opportunities to grow this business through new product introductions and product line extensions to our expanding channels of distribution and we are confident that this will bolster our existing business going forward - and does not include acquisitions we have yet to announce.

         I will leave you with these final thoughts before we go to Q&A. First, the pharmaceutical industry in China is expected to experience sizeable growth largely due to improved living standards, the increase in disposable income, the aging population, the increase in government spending on public health care and the increasing participation in the State Basic Medical Insurance System.

         Second, China's nutraceutical industry is also expected to experience healthy growth in the years ahead as a result of the public's heightened awareness and understanding of the connection between diet and health, the aging population, rising health care costs, and the trend toward preventative health care - which bodes well for us.

         Third, we believe that our strong stable of brands, diverse product portfolio, established sales and marketing network, favorable cost structure, and our highly capable management team will position us well to capitalize on the growth in 2007 and beyond.

         This concludes our prepared remarks for today. We look forward to updating you on our developments in the coming quarters. At this time, we would like to open up the call for any questions you may have. Thank you.

OPERATOR: Ladies and gentlemen, if you would like to ask a question you may do so by hitting star, one on your telephone. Star, one for questions please. If you're on a speaker phone, please make sure the mute function is turned off so the signal can be read by our equipment. Star, one for questions and we will pause a moment to assemble our queue.

         We'll go first to Will Lyons with Westminster Securities.

WILL LYONS:       Hi Lily, hi Tony.

LILY LI: Hi.

TONY LIU:         Hi.

WILL LYONS:       Congratulations on a great quarter.

LILY LI: Thank you.

WILL LYONS: I have a couple of questions, just general questions, I'll get back in the queue some more detailed questions, but should we expect that your level of selling and marketing expense as well as advertising would be on the selling and marketing side about 7% and advertising 15% throughout '07? Are those expected levels?


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WILFRED CHOW: I will take this question. The selling and marketing expense is roughly about 7 to 8% of our total sales. And advertising, we try our best to keep it at around 15%.

WILL LYONS: Are there any, have there been any new initiatives on the advertising front or is just more of what you've been doing? Obviously it's been very successful.

LILY LI: Thank you.

WILFRED CHOW: To clarify your question again, you're asking that, will there be any additional initiatives in the selling expenses?

WILL LYONS: Well no, no just advertising. I know you had an advertising campaign that is now ongoing. Are you making any changes to it? It's been very successful but it will be the same in '07 as it was in '06, generally speaking?

WILFRED CHOW: On the advertising expenses, we are calculating every dollar to make the best use of our budget on the advertisement. And the current situation is we estimate that the sales that are going to be generated from our advertising expenses is going to be at around 100 to 15, I mean at this ratio. So we should be able to maintain that at around 15%.

WILL LYONS: Okay. Tony spoke about R&D, could you give us some the numbers, I guess, if you just gave us Q4 '05 versus Q4 '06. You're spending on R&D, you know, certainly acquisitions have brought a lot of new sales but give us some perspective on R&D please.

WILFRED CHOW: R&D currently is less than 1% of our G&A expenses.

WILL LYONS: Has it been growing or just been pretty steady quarter on quarter?

WILFRED CHOW: The total expenses is not, I mean, not reflected in the last quarter yet but we don't expect that it's going to be a huge jump on the R&D expenses as well.

WILL LYONS: Okay. Now lastly and a more general question, have you guys given any thought to - specific thought to the possible effect on AOB's earnings of the proposed change in Chinese income tax rules for foreign companies.

WILFRED CHOW: Yeah, we believe that we will see a uniformed tax rate over time. But the certain operating segment of our Company may grandfather the concession tax rate over a five year period. So we should be able to enjoy that reduced tax rate.


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WILL LYONS: So you expect that what's in effect now as far as grandfathering will continue?

WILFRED CHOW: That's what I believe.

WILL LYONS: Right, okay. Thanks, I'll get back in queue.

LILY LI: Thank you.

OPERATOR: The next is Julie Chen with Brean Murray.

JULIE CHEN: Hi Lily, Tony and Wilfred, how are you?

WILFRED CHOW: Pretty good.

LILY LI: Pretty good, how are you?

JULIE CHEN: A quick question, on two things, they are both on your guidance. For the first quarter of 2007, your guidance is 24 to 25 mil and I know you launched Yi Mu Cau in January, does this first quarter guidance include any upside potentially on Yi Mu Cau in terms of sales?

LILY LI: Yes for this guidance we include GLP and Yi Mu Cau as well.

JULIE CHEN: For the first quarter?

LILY LI: Yeah, for the first quarter.

JULIE CHEN: And so for the full year, 143 to 147, you would also include Yi Mu Cau, is that the right way of thinking? Or is that?

LILY LI: Overall business, so includes every product, every company in the numbers already.

JULIE CHEN: Okay. Alright, thank you very much. I'll move on to queue.

LILY LI: Thank you.

OPERATOR: We'll go next to Paula Witman with CRT Capital Group.

PAULA WITMAN: Congratulations Tony, Lily and Wilfred; a question on the size of your sales force. Can you give us some color as to a plan going forward, how big is your sales force right now? And then what you expect it to be at the end of 2007?

WILFRED CHOW: We currently have up to December 31, 2006, we have 736 sales people.


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PAULA WITMAN: And then going forward this year, how many do you expect to hire?

LILY LI: With the large size of this year, probably we need more people for the sales force. We are expecting at least another 1,000 people sales force people in the team.

PAULA WITMAN: Sorry, 1,000 people by the end of 2007?

LILY LI: By the end of 2007, we will have 1,000 professionals in the team.

PAULA WITMAN: Okay. And then can you give us some color on the acquisition team. Are there still 12 people actively reviewing potential acquisitions?

LILY LI: Yeah. Now we have 2 more people more in the team. We added two persons in the team.

PAULA WITMAN: Okay.

LILY LI: Yeah.

PAULA WITMAN: And how many potential companies are they currently reviewing? Are you allowed to tell us that?

LILY LI: Yeah, actually we are evaluating several quality companies and we are very interested in the companies' quality brands and their products portfolio. So at this moment I don't want to give the specific numbers regarding the acquisitions.

PAULA WITMAN: Okay, great. Thank you for your answers.

LILY LI: Thank you.

OPERATOR: As a reminder, star, one for questions. We'll pause just a moment.

         We'll go next to Matt Dellorfano with View Street Capital.

MATT DELLORFANO: Good morning, or excuse me, good afternoon rather, hi Wilfred, Lily and Tony.

LILY LI: Hi Matt, how are you?

MATT DELLORFANO: I'm doing well thank you. I was wondering if I could ask you a couple quick questions just to clarify on distribution. I guess, so you increased 90,000 points of distribution and that was a July acquisition when it was closed. Could you sort of give me the more accurate ramp up beyond my estimation of, how many points were actually active in the third quarter and the


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fourth quarter? When did we start to see the impact of this and the timing for the first quarter if it's not fully ramped up? Sort of give me a little bit more insight into that.

LILY LI: First our actual end point is over 100,000 (inaudible). And second after, you know, the big and the quick round of distribution points for the rest of the year of 2006, we are focusing on, we were focusing on integrating and generating revenue from the existing distribution points. So we were not in rush to expand the number. We want to emphasize the quality of distribution points. So that is our, that was our more strategy. And looking forward we would like to, we, one of our key strategy is to expand, is to (inaudible) distribution points. So does that answer your question?

MATT DELLORFANO: Yeah. No. The look forward was great but maybe as, how many of those distribution points that you were looking to integrate were integrated for sales in the third quarter? How many were in the fourth quarter? Because I know it wasn't all at once, they just came on line. What was the ramp up from acquisition forward?

LILY LI: Okay. I cannot give you specific breakdown of the distribution points for the third quarter and the fourth quarter. But what I can tell you is, we in the past several, I mean in the past quarters, last two quarters actually we are, we were focusing on integrating the channels. So we expected the channels to generate real revenue rather than just the channel there.

(Chinese spoken)

         Yeah. So regarding, if you want to confirm whether or not we will acquire new distribution channels looking forward, at this point we don't think we have that kind of plan.

MATT DELLORFANO:  Oh.

LILY LI: That your question?

MATT DELLORFANO: Okay. So you're saying of the HQPL possible distribution channels, they are fully integrated at this point?

LILY LI: Yes.  Right, that's true, right.

MATT DELLORFANO: Okay, absolutely understood. With regards to the, just a follow up with regards to previous tax question, if you, what are the expected rates by entity? And I know and just clarify the holiday, if you anticipate it being grandfathered and if there's no holiday in the appropriate entity, do you expect tax rates to come down? Can you just go down those three entities or more if there's any other?


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WILFRED CHOW: I would like to answer you this question. So we have three operating entities, Three Happiness is located in a high technology zone. So the current tax rate is 15%.

MATT DELLORFANO:  Okay.

WILFRED CHOW: HSPL an entity that we acquired in September 2004. Their current tax rate is 33%. GLP, this is a subsidiary that we acquired in May 2006. This subsidiary is, will have 0% tax rate for the first two years and from the third year to the fifth year their tax rate is going to be 7.5%.

MATT DELLORFANO:  And thereafter?

WILFRED CHOW:     Thereafter it is going to be 15% a year.

MATT DELLORFANO: Okay. So given the current proposed changes to the laws, where will each, assuming that the law goes through as it has been sort of publicized to this point, where would those tax rates change for each entity? In another words will Three Happiness go to 25 and HSPL also 25, you know, kind of clarify that?

WILFRED CHOW: It's kind of quite early to do that estimate. But I can tell you what I believe is going to be. So, Three Happiness, I believe that we are going to enjoy 15% tax rate because of we are located in the high technology zone that the government will not take out all the tax benefit for the company that is doing well for the economy.

         HSPL may go down to 25% because of the change in uniform tax rate. GLP should still enjoy two years 0% tax rate, 7.5% tax rate for the next three years and then it will go back to 15%. The reason why, the reason for the 15% normal tax rate for GLP was also because they are located in a, what they call the western development zone, so all the companies located in there enjoy a 15% tax rate right now.

MATT DELLORFANO:  Okay.

WILFRED CHOW: But I'm not quite sure that will change after the uniform tax rate.

MATT DELLORFANO: Understood, it's completely pending on what gets finalized. But thank you for that clarity.

         Then let's skip to acquisitions real quick. Clarify more, we know you're not in a hurry, but clarify more what the pipeline is. And I guess, how many on the shortlist, what are the sizes, where are you in the process, and what has changed, if anything, about your ability to purchase them and so far what's proven to be fantastic multiples?

LILY LI: So far we cannot see any situation which will change our ability to acquire new businesses. No, now we're in the position to evaluate various companies. But we will continue to insist on our criteria. That is, the major


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one is the new business will be accretive to our current business. But regarding the size and how many companies we are looking at, at this moment we don't want to give this specific information. I am sorry for that.

MATT DELLORFANO: Okay, fair enough. But is it a fair comment, just to make sure in your first part of your response, that acquisition multiples and pipeline and availability has stayed the same, or is that, are you seeing, are you seeing the landscape, the competitive landscape for acquisition targets to change? LILY LI:
We will, we probably will use some other model to price it. But, anyway we will have the principles to have the, you know the rights, I mean the acquisition with good price, you know and with great value.

MATT DELLORFANO: Okay, fair enough. With regards to your plans to sell your products in the US, whether it's nutraceuticals, pharmaceuticals, etc, where does that stand and can you sell US drugs through your channel into China? Is that even a possibility? What are your comments both going into the US and possibly using your distribution, or is that even, that is completely outlandish?

LILY LI: At this moment, I only want to say that that's all possible. But considering the competitive, you know, situation we don't want to say too much on that?

MATT DELLORFANO: One last question and then I will hop back in queue. With regards to HSPL, given their sort of unique competitive, their unique competitive position because of one major competitor, where are you in the market share and what has changed over the last year in terms of growth in your position with that specific product?

LILY LI: For that product, Shuanghuanglian Injection Powder; now we are writing more and more, capturing more and more market share. Now we are comfortable to say, we have, like, you know, over 40% of the market share enough that the specific product compared to our major competitors.

MATT DELLORFANO: Okay, alright. That's a good improvement. Alright thank you very much. I will hop back in queue. I appreciate it.

LILY LI: Thank you Matt.

OPERATOR: We'll go next to Julie Chen with Brean Murray

JULIE CHEN: Hi Lily. I just wanted to clarify, in terms of my pervious question, if I could?

LILY LI: Oh, yeah, sure Julie, please.


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JULIE CHEN: When I was in China last week, I was doing some ground due diligence in terms of Yi Mu Cau, whether they are in the store or not. You know, part of that due diligence, I see some stores do carry Yi Mu Cau in some regions and some doesn't.

         So I would like to go back again in terms of your guidance for the first quarter. Since last week is the first week of March, I didn't see the penetration rate as I would like to see in terms of Yi Mu Cau. So I would like to understand for the first quarter, the 24 to 25 million range, does that include the Yi Mu Cau to some degree or it does not include Yi Mu Cau, simply because there is a distribution, potential delay due to Chinese New Year?

LILY LI: Yeah, no, thank you for the question. Actually we need to clarify that in this call. You know, when we announced this, launched this new product, actually it is in the mid January, which is close to the New Year. And then the distribution, I mean the logistic, and also, you know go to the shelf time has been postponed. And so, that's why when you were in China in some stores you can see on the shelves, the Yi Mu Cau, but some you cannot find it. So now it's in the process to put the product in every store pharmacy. And so regarding, consider that this situation, so we do include Yi Mu Cau revenue for the first quarter. But the revenue will not be a significant one. Yeah that is the number. Yeah.

JULIE CHEN: Okay. So, how should I be looking at the full year guidance? Does the full year guidance imply a fully deployed and distributed Yi Mu Cau, or does it imply only a partially deployed Yi Mu Cau?

LILY LI: For the full year guidance that includes Yi Mu Cau revenue totally.

JULIE CHEN: And how should I, could I just look at the run rate in terms of the GLP right now? What I am trying figure out is that GLP contributes about 24% of your revenue, is that correct? And with the contribution of Yi Mu Cau, shouldn't that present contribution increase at some point?

LILY LI: Yeah.  I think we can expect that.  Yes, Julie.

JULIE CHEN: Okay. Thank you.

LILY LI: Thank you.

OPERATOR: We'll go next to Mustafa Siddiqui with Springbok Capital.

MUSTAFA SIDDIQUI: Yes, good afternoon. I just had a quick follow up on Julie's question actually. I wanted to try to understand the current and expected pricing on the Yi Mu Cau product. You know, where do you expect, where are you pricing currently? What kind of room do you have in terms of pricing power there? And are you still playing with sort of testing demand to understand where a comfortable pricing point would be? If you can provide some color on that, that will be helpful.

LILY LI: For the pricing of Yi Mu Cau, now we will say we have relatively higher price on this product compared to some other similar product. But we are confident on that pricing strategy because it will be - actually it is a recognized branded product. So we don't view it as some other common drug in the market.

MUSTAFA SIDDIQUI: Okay.  I mean, what is the current price point?

LILY LI: (Chinese spoken)

WILFRED CHOW:     We are selling at 9.8 RMB per box.

LILY LI: Yeah.

MUSTAFA SIDDIQUI: Okay. And what kind of penetration are you assuming for this year? I guess, in your guidance, what kind of penetration you assume for this year? And what's the outlook longer term? Where, what's the target? Where do you expect to get to comfortably?

LILY LI:  You mean for this specific product?

MUSTAFA SIDDIQUI:  Yes.

LILY LI: You know we don't give individual product anticipation. I am sorry for that. But, you know we are very confident on this new product. We think - we believe it will have very good revenue.

MUSTAFA SIDDIQUI: Okay. Again, I don't know if you can speak to this or if you traditionally do. But so setting aside, I guess, the eventual targets for product penetration here, market penetration here, do you, what kind of penetration will be factored into your guidance for the year? Is that something you can speak to?

LILY LI:  Yes, yeah. I'm sorry, we cannot.

MUSTAFA SIDDIQUI:  Okay.  Alright, thank you.

LILY LI: Thank you.

OPERATOR: Go next Shaumo Sadhukhan with Lotus Partners.

SHAUMO SADHUKHAN: Hi, Lily, Tony, and Wilfred. Congratulations on a very nice fourth quarter. Results for the fourth quarter continue to exceed expectations, which is positive.

         Most of my questions revolve around your guidance. If I look at the guidance that you guys have offered for the first quarter, the midpoint is $24.5 million of revenue for the first quarter of `07 and I subtract from that number what I estimate GLP revenue would be. So I'm guessing it's maybe 6 million. That would imply that organic growth in the base business would be actually down from about 19 million to a little bit less than that. Am I correct that, that is the case? And why is that organic growth would be down in the base business given that, you know, we've talked in the past of, you know, organic growth rates of north of 40%?

         So as a follow-on to that, if you do the same analysis for the full year guidance, you take GLP sales out of the full year guidance. And so, just look at the organic growth of the base business based on the numbers that I'm quickly calculating here, it looks like the base business for the year will grow between 15 to 20%. So that's the business ex-GLP. And that again seems to be quite a bit slower than the numbers that you guys who've talked about in the past. So I'm just trying to understand what might be causing this. Is my analysis correct and so on?

LILY LI: Okay. You know the first quarter, I mean normally it is the weakest quarter of a year due to the seasonality. And the first quarter of 2006 was exceptionally strong. We integrated HSPL business for one year and then the foundation is strong enough to create good revenue. And also as you know now our business, you know, we are growing off a much larger base than we were previously. So considering all of that and also plus I would like to add one more point that is the impact from state FDA scandal and anti-corruption campaign especially impact on our prescription product such as Cease Enuresis Soft Gel and HSPL product Shuanghuanglian Injection Powder. So given all those situation, we, the organic growth is slowing down. But it is also reasonable and especially, I want to remind, how I want you focus more on the full year revenue growth rather than the first quarter.

SHAUMO SADHUKHAN: So let's look at the full year revenue growth though. So, again, if I do this analysis excluding GLP, because you know, GLP, you know, was not included for all of `06, but excluding GLP we're looking at revenue growth based on my numbers that is some where in the teens on an organic basis. And that again is sort of quite a bit less than what we had, what the Company had sort of talked about before.

         Is that mainly due to this FDA issue? Is it mainly due to something else that's not being factored in? I am just trying to understand the difference between sort of the 40% plus number that had been thrown out in some of these conferences in the last six months and what the forward guidance implies for the full year?

LILY LI: Yes.

SHAUMO SADHUKHAN: It also could be overly conservative guidance. I mean that could be a possibility as well.

LILY LI: Yeah. You know, for the full year, we want to give the right target or expectation, just because, you know, now the pharmaceutical industry environment in China is a little bit different especially considering the state FDA situation. So we would like to have some space to give the, to consider the growth.

SHAUMO SADHUKHAN: So can you explain how the SFDA situation affects AOB's products, because is it simply end user demand or is it something else that's an issue as well?

LILY LI: Yeah, it is end user's demand.

SHAUMO SADHUKHAN: Okay. So it's, purely we've gone from, you know, say 40, 50% organic growth in the third quarter and the fourth quarter to slower for the foreseeable, for the next year, say, you call it 15 or 20% mainly because of this end user demand issue that's created by the SFDA and the fact that you're growing off of a larger base. Is that sort of a fair characterization of the situation?

LILY LI: Yeah, I think so.

SHAUMO SADHUKHAN: Okay. One other thing I wanted to ask is does the forward guidance for 2007, does it include the effect of the new products that you might market and sort of expand out your distribution network that are already within your portfolio but you really haven't developed. So does it include those launches coming forward?

LILY LI: Actually, we didn't consider that part largely.

SHAUMO SADHUKHAN: Okay, so that includes the Yi Mu Cau to some extent, but not any other products that may be introduced.

LILY LI: Yes.

SHAUMO SADHUKHAN: Okay. Do you also have data on same POS sales? So, you know, same store sales or same POS sales and how that's been tracking?

LILY LI: So far we don't have that.

SHAUMO SADHUKHAN: You don't have that.  Okay.  Thank you, I appreciate it.

LILY LI: Thank you.

OPERATOR: Ladies and gentlemen at this time we have time for one further question. We'll go next to Randy Saluck with Morter Rock Capital.

RANDY SALUCK: This may be, have already been asked, but I was just curious about the acquisition pipeline and what your thoughts are? What you may need or, you know, want to acquire, and if there is anything that could be considered imminent?

LILY LI: So far I'd like to say nothing imminent.

RANDY SALUCK: Okay. Is that because there has been nothing out there or you're just not interested in what is out there?

LILY LI: We just want to be patient, you know, to make sure that it is really a great opportunity.

RANDY SALUCK: I see.

LILY LI: Yep.

RANDY SALUCK: Okay. It sounds good. Thank you

OPERATOR: Actually, we will take our final question from Matt Dellorfano with View Street Capital.

MATT DELLORFANO: Hi guys, thanks again for taking this last question. Could you just kind of put everything in prospective for us, and speak as to how we are seeing organic growth rates come across lower, when we have jumped from 10,000 distribution points to 100,000, which I understand includes a mix of all kinds of distribution points. Where is the critical disconnect in terms of our understanding of how we can expand distribution so materially and at the same time sort of see either static or declining growth rates?

LILY LI: I think we can view it in this way. At least we have two exceptions here. First, the first quarter of 2006, that is an exceptionally strong one. That is an exception.

         And second, for the first quarter of 2007, we are actually in an exceptional, different pharmaceutical environment in China. We are experiencing all those, you know, scandals, reforms, deregulations, all those type of things. So although its actually cause the cautiousness of end users and actually that give impacts to the whole industry and give impact to almost every individual company. So, we are one of the companies.

MATT DELLORFANO: Okay. That helps, but with regards to the longer term, the full year.

LILY LI: Yes.

MATT DELLORFANO: And putting it in perspective. I mean, I still don't that, I understand the exceptional situation of the first quarter in 2007, that makes perfect sense. But in terms of quantifying, you know, how you can add so many points and how sales can sort of, guidance can sort of not track, at least with the base that we have seen historically. I don't, is it a change in selling prices, is it a change in, you know, product demand? You know, you said you told me in your first response, you to just picked up market share in HSPL, which is fantastic, you know. But so, where is the difference, why doesn't the math seem to add up?

WILFRED CHOW: Matt I think I can add some point into here as well. So we kind of managed the Company as a whole, and we are allocating resources all of our prescription and OTC products. The HQPL acquisition added a lot more distribution points to our company. Majority of our distribution points are pharmaceutical, pharmacies and retail outlets. We kind of see a kind of slowdown in our prescription product because of the macro environment changes and as our previous product, prior to the acquisition of Jinji series, majority of them are prescription based.

         As our company expanded to some other areas and adding more products to our company, we are building up a more healthy and more diversified portfolio in our offering. And I think that we are not trying to, I mean avoid your question here, but we're looking at the Company as a whole and we are still confident that we are going to build our company at a 30% growth rate.

MATT DELLORFANO: So you are saying that building the company at 30% growth rate is still realistic? And you are very confident in just sort of a near term?

LILY LI: Yeah, yeah.

WILFRED CHOW:     That's in our guidance.

MATT DELLORFANO: And that's without acquisitions and without new products out of existing lines?

LILY LI: Exactly.

MATT DELLORFANO:  Trying to be absolutely clear, here.

LILY LI: Right, right.

WILFRED CHOW:     Correct.

LILY LI: No acquisition included.  No new products included.

WILFRED CHOW: Our guidance for the full year 2007 is going to be 143 million to 147 million, which is approximately 33% above our current, of our 2006.

MATT DELLORFANO: Okay. I mean, that includes GLP, but I see what you are saying. You are sort of looking at it as a full year-over-year. You're including GLP as sort of, in the mix. That's fair enough. Okay. Thank you. I appreciate the time, and sorry for throwing so many at you.

LILY LI: Okay. Thank you.

OPERATOR: At this time, I would like to turn the conference back to Ms. Lily Li for any additional or closing remarks.

LILY LI: Thank you everyone for participating in today's conference call. We look forward to updating you our first quarter results in mid May. Thank you again.

WILFRED CHOW:     Thank you.

OPERATOR: Ladies and gentlemen, this concludes today's conference. We appreciate your participation. You may disconnect your phone lines at this time.